Exhibit 10.7

August 20, 2016

AVRA MEDICAL ROBOTICS, INC.

Code of Business Conduct and Ethics

for Employees and Directors

Introduction

This is the Code of Conduct for AVRA Medical Robotics, Inc. Employees and Directors (the “Code”). This Code sets out ten important rules that we, as members of the Board of Directors of AVRA Medical Robotics, Inc. (the “Board”), and as employees, have chosen to guide us during our service to AVRA Medical Robotics, Inc. The Board’s Audit Committee administers this Code. Annually, each director and senior management employee acknowledges in writing the receipt, review, and understanding of this Code. Every employee is expected to abide by the spirit and intent of the Code. No code can anticipate every situation that may arise nor can it replace the thoughtful behavior of an ethical employee or director. Rather, this Code provides guidance for handling situations as they arise.

We raise any questions or concerns about this Code or any related situation to the Chair of the Audit Committee, who may consult with the Committee as a whole, AVRA Medical Robotics, Inc. Corporate Secretary, Chief Compliance Officer or other counsel.

Objective—Earning and Maintaining Trust

This Code is part of AVRA Medical Robotics, Inc.’s commitment to integrity. This Code focuses on areas of ethical risk, provides guidance to help us recognize and deal with ethical issues, provides mechanisms to report unethical conduct, and helps foster a culture of honesty and accountability. The ten rules in this Code guide our handling of ethical matters and describe the values that guide us in our decisions, particularly the most essential value – trust. Trust means that others can rely on us to speak truthfully, to honor our commitments, and to treat others fairly. AVRA Medical Robotics, Inc.’s reputation for integrity is one of our most valuable assets. AVRA Medical Robotics, Inc. must earn and keep the trust of investors, consumers, customers, business partners, employees, and the general public. Maintaining and improving this trust requires that we follow this Code’s principles and rules.

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The Rules

Rule #1. Give AVRA Medical Robotics, Inc. our complete business loyalty.

While we serve the Company, AVRA Medical Robotics, Inc. shareholders expect us to make business decisions without the influence of any improper personal interest or gain. Therefore, we avoid situations in which our personal interests interfere, or appear to interfere, in any way with AVRA Medical Robotics, Inc.’s interests. Conflicts arise when our personal interests make it difficult to perform our responsibilities objectively or effectively. Conflicts of interest also may arise when we, or a family member, receive improper personal benefits because of our positions as employees or members of the Board.

Situations involving a conflict of interest are not always obvious or easy to resolve. Therefore, we bring any questions concerning potential conflicts to the Chair of the Audit Committee. We disclose immediately to the Chair of the Audit Committee any situation that could involve an actual or potential conflict of interest. Family members for purposes of this Code include a spouse, parents, children, siblings, fathers and mothers-in-law, sons and daughters-in-law, brothers and sisters-in-law. and anyone who shares the employee’s or director’s home.

The Chair of the Audit Committee may consult with the Committee as a whole, the Corporate Secretary, General Counsel, Chief Compliance Officer or other counsel regarding any potential conflicts.

Examples of common conflicts that we avoid or disclose to the Chair of the Audit Committee include the following:

• Personal benefits and gifts. We do not receive a personal benefit from any person or firm seeking or currently doing business with AVRA Medical Robotics, Inc. Personal benefits include consultant fees, exercisable stock options or other remuneration, non-cash gifts, meals or entertainment (other than those of nominal value and for ordinary business purposes), or any other benefit that a reasonable person may conclude could affect our objectivity. We never accept cash or cash equivalents, bribes or kickbacks.

• Competition. We do not compete with AVRA Medical Robotics, Inc.

• Personal use of AVRA Medical Robotics, Inc. assets. We do not use AVRA Medical Robotics, Inc. assets, labor, resources, or information except for legitimate AVRA Medical Robotics, Inc. business purposes.

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• Loans and Guarantees. We do not accept loans or guarantees from AVRA Medical Robotics, Inc.

• Compensation from non-Avra Medical Robotics, Inc .sources. We do not accept compensation (in any form) for services we perform for AVRA Medical Robotics, Inc. from any source other than AVRA Medical Robotics, Inc.

• Conflicts arising from a role at other organizations. We sometimes serve as a director, officer or employee of, serve as an advisor or consultant to, are a significant investor in, or have a similar role at another organization. If we encounter a situation where our current role in that other organization could have the potential to conflict, or appear to conflict with AVRA Medical Robotics, Inc. interests, we immediately:

(i) inform the Chair of the Audit Committee,

(ii) take appropriate action, including recusing ourselves from participation in the Board’s or Committee’s discussion and consideration of any matter related to or giving rise to the potential conflict,

(iii) take all actions requested by the Chair of the Audit Committee or the Chair’s designee, and

(iv) take any other action which is necessary or appropriate under the circumstances.

Prior to accepting a new role at another organization, we consider whether that role could have the potential to conflict, or appear to conflict with AVRA Medical Robotics, Inc. interests and follow these same steps.

Our family members’ activities also may create a situation involving a conflict of interest and we disclose any family member’s relationship that involves an actual or potential conflict of interest with AVRA Medical Robotics, Inc.

Rule #2. Never trade on inside information.

We do not trade securities while we have material non-public information. Material information includes anything likely to influence a potential investor’s decision to trade in securities including, but not limited to, information about mergers, earnings, projects, and changes in management. In addition to AVRA Medical Robotics, Inc. securities, this restriction applies to the trading of the securities of AVRA Medical Robotics, Inc. customers, suppliers, or other business partners if we have material non-public information about them. Further, if we cannot make trades because we possess material non-public information, neither can our family members.

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Rule #3. Honor Confidentiality.

We maintain the confidentiality of all information entrusted to us during our service to AVRA Medical Robotics, Inc. We share that information only when AVRA Medical Robotics, Inc.’s Corporate Secretary or General Counsel advises that disclosure is authorized or legally mandated. Confidential information includes all non-public information related to AVRA Medical Robotics, Inc. We also exercise due care in handling AVRA Medical Robotics, Inc. proprietary and confidential information. We avoid discussing this information in public areas or with family members. Our obligation to preserve AVRA Medical Robotics, Inc. confidential information is ongoing, even after our service on the Board concludes.

Rule #4. Never Misappropriate Corporate Opportunities. Ensure Proper Use of Corporate Assets.

We owe a duty to AVRA Medical Robotics, Inc. to advance its legitimate interests when the opportunity to do so arises. We do not use opportunities that we discover using AVRA Medical Robotics, Inc. corporate property, information, or position for our personal benefit unless AVRA Medical Robotics, Inc.’s disinterested directors determine that AVRA Medical Robotics, Inc. will not pursue such opportunity. We use corporate property, information, or position only for legitimate business purposes; never for personal gain. We protect AVRA Medical Robotics, Inc. assets and ensure their efficient use.

Rule #5. We Provide Accurate Information to AVRA Medical Robotics, Inc.

AVRA Medical Robotics, Inc. relies on information that we provide when it prepares disclosure documents and regulatory filings and for other purposes. We are truthful, forthright, and accurate when preparing director questionnaires, stock information forms, expense reimbursement forms, and other documents for AVRA Medical Robotics, Inc. use.

Rule #6. Comply with Laws, Rules and Regulations.

We do not instruct others to commit illegal or unethical acts for any reason when they are conducting business for AVRA Medical Robotics, Inc.

Each of us is an AVRA Medical Robotics, Inc. representative and we deal fairly with others (including AVRA Medical Robotics, Inc. customers, suppliers, competitors, and employees) when conducting AVRA Medical Robotics, Inc. business. We do not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

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Rule #7. Honor AVRA Medical Robotics, Inc. Values.

No set of rules could answer every question that we face as employees. When these rules do not address a situation, we refer to AVRA Medical Robotics, Inc. values for guidance. These are:

• We inspire trust.

• We act like owners.

• We keep it simple.

• We are open and inclusive.

• We tell it like it is.

• We lead from the head and the heart.

• We discuss. We decide. We deliver.

As employees and directors of AVRA Medical Robotics, Inc., we champion these values and encourage all AVRA Medical Robotics, Inc. employees and directors to follow them. We ask questions when we are not sure what to do. Fortunately, we have many places to turn for help, among them, the Corporate Secretary, the General Counsel, the Chief Compliance Officer, other counsel, and outside advisors. We never hesitate to consult them.

Rule #8. Report Any Concerns.

If we suspect a violation of this Code, we promptly communicate that concern to the Chair of the Audit Committee. We communicate any concerns about the Chair of the Audit Committee to the Chairman of the Board.

Rule #9. Address Reports of Concerns about Director Behavior.

If an employee or director violates this Code, we all suffer consequences, especially AVRA Medical Robotics, Inc. Ignoring violations leads to greater problems and damages trust. The Audit Committee or its designee promptly addresses reports of concerns about employee or director behavior and carefully looks into the facts and circumstances surrounding any report. The Audit Committee or its designee conducts all investigations fairly and considers all relevant information. The Audit Committee actively addresses any violations of this Code. Upon advice of legal counsel, AVRA Medical Robotics, Inc. may report violations of the Code that involve illegal behavior to the appropriate authorities.

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Rule #10. We Encourage Others to Report Concerns and We Do Not Retaliate.

As employees and directors, we support management’s efforts to promote honest behavior and an ethical environment at AVRA Medical Robotics, Inc. If anyone suspects that there has been a violation of the law, this Code, or any AVRA Medical Robotics, Inc. policy, we encourage them to raise that concern so that AVRA Medical Robotics, Inc. can act quickly. These concerns can be raised immediately and anonymously by calling the AVRA Medical Robotics, Inc. Integrity HelpLine.

AVRA Medical Robotics, Inc. does not tolerate retaliation against anyone for raising a concern in good faith. Raising good faith concerns is vital to AVRA Medical Robotics, Inc.’s success.

Waivers and Amendments

In the unlikely event that a waiver of this Code would be in AVRA Medical Robotics, Inc.’s best interests, only the Board may grant such waiver.

Only the Board may amend this Code. AVRA Medical Robotics, Inc. promptly discloses to its shareholders (by posting on www.avra medical.com or making other required public disclosure) any waiver or amendment to this Code.

Barry F. Cohen

Chairman of the Board and Chief Executive Officer

A.   Christian Schauer

Chief Financial Officer

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